Exhibit 5.1

June 21, 2021

NCR Corporation

864 Spring Street NW

Atlanta, GA 30308

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to NCR Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 3,358,589 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company that the Company may issue pursuant to the NCR Corporation 2017 Stock Incentive Plan, as amended (the “Plan”), of which (i) up to 1,500,000 Shares may be issued upon the exercise of stock option awards and the settlement of restricted stock unit awards outstanding pursuant to the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (the “2007 Cardtronics Plan”) which were assumed by the Company pursuant to the Acquisition Agreement (as defined below) and (ii) up to 1,858,589 Shares may be issued in respect of future offers and sales in an amount equal to the remaining shares (the “Remaining Shares”) available for issuance under the 2007 Cardtronics Plan, which Remaining Shares were assumed by the Company upon the consummation of the transactions set forth in the Acquisition Agreement and adjusted using the “equity award exchange ratio” set forth in the Acquisition Agreement, in each case as covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

NCR Corporation

June 21, 2021

5. The Plan, certified as of the date hereof by an officer of the Company;

6. The Acquisition Agreement, dated as of January 25, 2021 (the “Acquisition Agreement”), by and among Cardtronics plc, a public limited company incorporated in England and Wales, the Company and, solely for purposes of Section 8.2, Section 8.4 and Article IX therein, Cardtronics USA, Inc., a Delaware corporation;

7. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to, among other matters, the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

NCR Corporation

June 21, 2021

5. None of the Shares will be issued in violation of any restriction or limitation contained in the Plan. Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. The total number of shares of Common Stock issued pursuant to the Plan will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Plan.

6. Each option, stock appreciation right, restricted share, restricted stock unit, performance based unit or other share based award exercisable or exchangeable for a Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan and the Acquisition Agreement, and each Award will be exercised or exchanged in accordance with the terms of the Plan and the Acquisition Agreement and such Award, including any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Resolutions, the Acquisition Agreement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

NCR Corporation

June 21, 2021

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP